UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Transcript of Welcome Video from Chairman and CEO, Muhtar Kent

Hello, and welcome to our 2013 Shareowner Forum.  As an investor in The Coca-Cola Company, your voice is absolutely critical to our future.

This is the third year of our forum, a convenient, accessible and informative way for you to engage with our company and make your voice heard. Here, you’ll be able to view our company’s proxy materials, vote through the Internet and submit also advance questions for the Annual Meeting.  This forum will allow you to access a live webcast of the meeting and participate in a shareowner survey.

This year’s annual meeting will be held on April 24th in our hometown of Atlanta, starting at 9:30 a.m. Our meeting comes on the heels of a strong and dynamic 2012, we met our long-term volume, revenue and profit targets for the year, as we’ve done every year since announcing our 2020 Vision.

Before this year’s meeting, I encourage you to sign and return your proxy card, use telephone or Internet voting, or vote your shares using this Shareowner’s Forum.  As always, your proxy statement contains all the items on which we are asking you to vote.

Through creative enablers like this Shareowner Forum, we engage with many of you throughout the year.  One thing you’ve told us very clearly is that ensuring robust compensation practices is a high priority.  You’ll see in this year’s proxy statement that we have enhanced that discussion of our compensation practices with more information about how our executive pay is linked to performance.  Last year, shareowners representing approximately 97% of the votes cast expressed satisfaction with our compensation practices.  While we were gratified by this level of support, we continue to work hard to stay attuned to shareowner sentiment on this very important topic.

I hope you’ll join our Board of Directors and senior leadership in Atlanta for the meeting.  If you can’t be there in person, please plan to experience the meeting online though the Shareowner’s Forum.

As always, thank you for your investment and your confidence in our business.